September 22, 2006

New York Health Care
1850 McDonald Avenue
Brooklyn, NY

Dear Fellow Board Members,

Effectively immediately I am resigning as a Director of New York Health Care, Inc.

It has been a great a pleasure working with you in this capacity, and I want to thank you for your dedication, hard work, and countless hours you have given on behalf of the Company. I greatly appreciate all your efforts.

Thank you for your support.

Sincerely,

Stuart Ehrlich

Stuart Ehrlich